SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014

USA SYNTHETIC FUEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-54044	13-3995258
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)

312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202
(Address of principal executive office)

Registrant's telephone number, including area code: (513) 762-7870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2014, the Board of Directors of USA Synthetic Fuel Corporation (the “Company”) granted a performance-based award in connection with the Company’s 2013 Stock Incentive Plan (the “Plan”) to our named executive officers.

Dr. Steven C. Vick, our President and Chief Executive Officer, Mr. Daniel W. Dixon, our Chief Financial Officer, and Mr. Harry H. Graves, our Executive Chairman, were each granted 100,000 shares of our common stock to be awarded at the end of the performance period upon attainment of the performance goal.  The performance period runs from the date of grant of January 8, 2014 through January 7, 2016.  The performance goal is the achievement of a stock price equal to or greater than $20 per share for any ten (10) trading days during the Performance Period.  Notwithstanding the foregoing, in the event of a Change of Control, as defined in the Plan, during the Performance Period and while the named executive officer remains employed by the Company or a Subsidiary, whether the $20 per Share Performance Goal has been achieved shall be determined based upon the higher of (a) the per Share consideration paid to common stockholders in the Change of Control transaction; or (b) the highest closing price per Share achieved for any ten (10) trading days during the period beginning on January 8, 2014 and ending on the date of the Change of Control.

Item 8.01 Other Events.

On January 8, 2014, the Board of Directors of the Company also granted performance-based awards in connection with the Plan to our four (4) non-employee directors.  The performance goal for all of the awards is the achievement of a $20 per share stock price for at least ten (10) trading days during the two (2) year period beginning on January 8, 2014.  Non-employee directors were granted 35,000 shares each, to be awarded at the end of the performance period upon attainment of the performance goal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: January 14, 2014

USA SYNTHETIC FUEL CORPORATION

By: /s/ Dr. Steven C. Vick
Dr. Steven C. Vick
President and CEO